TWELFTH AMENDMENT
TO THE
HEWLETT-PACKARD 401(k)PLAN

      The Hewlett-Packard 401(k) Plan (the “Plan”), as amended and restated as of June 2000, is amended effective January 1, 2004 in the following respects:

1.   Section 13(p) is amended by the addition of the following sentence:

With respect to an Eligible Employee who continues to participate in the Plan during a period of qualifying military service, (1) as permitted by Section 414(u)(7) of the Code, for purposes of determining such Employee’s rate of Deferred Contributions, Covered Compensation may be treated as the pay rate that would have been received by the Employee but for the period of qualifying military service; and (2) an Employee may elect to suspend his or her loan repayments during such period of qualifying military service without having such suspension treated as extending the term of such loan, as permitted by Section 414(u)(4) of the Code.

      This Twelfth Amendment is hereby adopted this 23rd day of August, 2004.

HEWLETT-PACKARD COMPANY
By: /s/ Marcela Perez de Alonso
Marcela Perez de Alonso Executive Vice President Human Resources and Workforce Development